SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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URS CORPORATION

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In connection with URS Corporation’s Annual Meeting of Stockholders to be held on May 23, 2013 (the “Annual Meeting”), URS Corporation is communicating the below information to its stockholders commencing May 15, 2013.

Purpose of the Outreach

By now you should have received our Notice of Annual Meeting of Stockholders and Proxy Statement (“Proxy Statement”). We are writing to ask for your support at the Annual Meeting by voting in accordance with the recommendations of our Board of Directors on all proposals to be considered at the 2013 Annual Meeting.  In particular, we are requesting your support on Proposal 4, the Advisory Vote on Executive Compensation (the “Say-on-Pay Proposal”).  You can view our Proxy Statement under the Investor Relations tab at www.urs.com.

In a report issued on May 9, 2013, Institutional Shareholder Services (“ISS”) recommended that our stockholders vote against our Say-on-Pay Proposal.  We disagree with the ISS recommendation and, on May 13, 2013, we had a telephone conference with ISS to request that ISS correct a material factual error on which its recommendation was largely based and, as a result, reconsider the recommendation for our Say-on-Pay Proposal contained in its report.  Following the telephone conference with ISS, ISS issued an information alert with respect to our Say-on-Pay Proposal in which ISS acknowledged the factual error, but failed to correct the related factual misstatements throughout its report and refused to reverse the vote recommendation contained in its original report.  We are disappointed and surprised by this result because the remaining concerns underlying the negative recommendation relate to the December 2011 extension of our CEO’s employment agreement, which has not changed since ISS last reviewed it positively.  ISS reviewed the 2011 employment agreement extension favorably last year before recommending that our stockholders support our 2012 Say-on-Pay proposal, which was approved by more than 82% of votes cast for that proposal.

We take serious issue with ISS’s recommendation against our Say-on-Pay Proposal and we urge our stockholders to reject ISS’s analysis.  We request that you consider the information in our Proxy Statement and the information highlighted below for more information regarding the reasons our Board of Directors is recommending a vote “FOR” Proposal 4.  We also note that leading proxy advisory firm Glass Lewis & Co. has recommended a vote FOR our Say-on-Pay Proposal.

URS Compensation Is Based on Pay-for-Performance Principles Linking Executive Compensation to the Achievement of Specific Company Goals, and URS’ Management Team Has Created Significant Long-Term Value for Stockholders

Our compensation policies and decisions are focused on pay-for-performance principles.  Annual performance-based bonuses are determined using objective financial performance measures that are designed to correlate closely with the creation of long-term stockholder value.  Typically, half of our long-term equity incentives vest only if performance metrics are achieved.

Our management team, including Chairman and CEO Martin M. Koffel, has created significant value for stockholders.  We ask our stockholders to consider the following:

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In 1989, when Mr. Koffel joined URS as CEO, URS was a small, unprofitable, regional engineering firm with annual revenues of approximately $100 million.  Today, URS is a Fortune 500 firm (#248) with more than 50,000 employees in a network of offices in nearly 50 countries.

•	URS’ share price increased at a 12% CAGR between 1990 and 2012.

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In 2012, URS generated revenues of $11 billion, a 15% increase from the prior year, achieved strong growth in net income and earnings per share, and delivered $430 million in cash flow from operations.

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URS initiated a quarterly dividend in February 2012, reflecting its commitment to returning value to stockholders.  Consistent with that commitment, URS has also repurchased 11 million shares (13% of outstanding) since the beginning of 2010.

We also note that under each of the three quantitative pay-for-performance tests that ISS applies, we received a “low” concern, which is the best possible score in each category under the ISS methodology.

The ISS Report Contained A Material Factual Error

The original ISS report alleged that we failed to disclose the full value of the equity award granted to our CEO in 2012 and that, as a result, CEO pay was understated by approximately $2.2M in the Summary Compensation Table.  That was incorrect.

The compensation in question is the CEO equity award for 200,000 shares made in January 2012, with one tranche eligible to vest in 2013 and a second tranche eligible to vest in 2014.  For each tranche, half of the shares are time-vested and half are time- and performance-vested, based on annual performance goals established during the first quarter of the preceding fiscal year.  Based on the GAAP accounting treatment applicable to this equity award and the SEC’s mandatory rules for tabular disclosure, the equity award is correctly reflected in the compensation tables.  The 100,000 time-vested shares were considered granted as of the date of approval and their fair value is reflected in the Summary Compensation Table for 2012.  With respect to the performance-vested shares, each of the two tranches is considered a separate grant with a separate grant date based on when the performance target for that tranche was determined,  As a result, 50,000 shares were deemed to be granted in 2012 and were therefore reflected in the Summary Compensation Table for 2012, while the remaining 50,000 shares were deemed to be granted in 2013 and will be reflected in the Summary Compensation Table for 2013 in our proxy statement for the 2014 annual meeting.  ISS recognized its factual error in the alert that it issued on May 15, 2013, but, throughout the remainder of its report, failed to correct the factual misstatements on which much of its recommendation rests.

Note also that this award vests over two years (2013 and 2014) and no further equity awards have been or are expected to be granted to our CEO in 2013.  On an annualized basis, the award is 100,000 shares per year, which is the same size of annualized award that our CEO has been receiving for the past several years.

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ISS’ Recommendation Is Inconsistent with Prior Favorable Analysis and We Disagree with Certain Qualitative Concerns Raised

ISS cites “qualitative” concerns about the extension of our CEO’s employment agreement in December 2011.  However, that same extension was thoroughly reviewed by ISS last year and given a “low concern” rating with positive commentary about elimination of the excise tax gross up and modification of the change-in-control severance trigger mechanism to “double trigger” (requiring an involuntary termination after a change in control to trigger severance in that context).  There have been no changes to the employment agreement since it went into effect in December 2011, or since ISS last reviewed it in connection with ISS’s recommendation that our stockholders support our 2012 say-on-pay proposal, which was approved by more than 82% of votes cast for that proposal.

ISS also states a concern with annual incentive goals based on adjusted corporate net income, in part because of adjustments made in 2012.  As disclosed in the Proxy Statement, these adjustments were made because the timing and the purchase accounting for the Flint acquisition were not known when the 2012 performance metrics were established by the Compensation Committee.  The adjustment to remove the effects of the amortization of intangibles was approved by the Compensation Committee in concept when the 2012 performance metrics were established, not in hindsight to help achieve the net income target, as implied by the ISS comments.

With regard to the concern raised by ISS about duplication of performance measures for short- and long-term incentives, the Compensation Committee has already addressed this issue.  Starting in 2013, vesting of the performance shares will be subject to two performance metrics – a net income target over a two-year period (which is no longer the same as the one- year net income metric applied to the short-term incentives) and a three-year relative total shareholder return metric measured against the Russell 3000.

URS urges shareholders to review its Proxy Statement for more information regarding the reasons the Board of Directors is recommending a vote “FOR” Proposal 4, the Advisory Vote on Executive Compensation.  We appreciate your time and consideration on this matter and ask for your support of the Board’s recommendations.

If you have any questions or would like additional information, please contact D.F. King, URS’ proxy solicitor, toll-free at +1 (800) 755-7250 or +1 (212) 269-5550 (call collect).

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